Supplement dated February 22, 2023
to the pricing supplements, each dated February 17, 2023, to the Product Prospectus Supplement No. ERN-ETF-1 Dated March 3, 2022, the Prospectus Supplement Dated September 14, 2021 and the Prospectus, Dated September 14, 2021 (each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205

Royal Bank of Canada
Notes Linked to a Basket of Closed-End Funds, due February 21, 2025
Global Medium-Term Notes, Series I
CUSIPS: 78015QEA5 and 78015QDZ1
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Price for each Basket Component was determined after the close of trading on February 22, 2023, in the manner contemplated by each Note Prospectus. The Initial Price for each Basket Component is set forth in the table below:

Basket Component	Ticker	Initial Price
Adams Diversified Equity Fund, Inc.	ADX	15.46
Blackrock Resources and Commodities Strategy Trust	BCX	10.07
BlackRock Enhanced Equity Dividend Trust	BDJ	9.06
BlackRock Energy and Resources Trust	BGR	12.65
BlackRock Innovation and Growth Trust	BIGZ	7.44
Blackrock Limited Duration Income Trust	BLW	13.28
Central Securities Corporation	CET	35.52
Calamos Long/Short Equity & Dynamic Income Trust	CPZ	16.45
BlackRock Debt Strategies Fund, Inc.	DSU	9.80
Western Asset Emerging Markets Debt Fund Inc.	EMD	9.18
Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund	ETW	8.04
Eaton Vance Tax-Advantaged Dividend Income Fund	EVT	23.67
First Trust Energy Infrastructure Fund	FIF	14.99
Miller/Howard High Income Equity Fund	HIE	10.94
PGIM High Yield Bond Fund, Inc.	ISD	12.40
MainStay CBRE Global Infrastructure Megatrends Fund	MEGI	14.72
Virtus Equity & Convertible Income Fund	NIE	20.06
Cohen & Steers REIT and Preferred Income Fund, Inc.	RNP	21.27
Royce Value Trust, Inc.	RVT	14.50
LMP Capital and Income Fund Inc.	SCD	12.54
Source Capital, Inc.	SOR	38.29
SRH Total Return Fund, Inc.	STEW	12.74
Tekla Healthcare Opportunities Fund	THQ	19.35
Tri-Continental Corporation	TY	27.20
Invesco Bond Fund	VBF	16.24

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section “Selected Risk Considerations” beginning on page P-8 of the applicable Pricing Supplement, and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of product supplement ERN-ETF-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QEA5, dated February 17, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123008063/brhc10048529_424b2.htm
Pricing Supplement relating to CUSIP 78015QDZ1, dated February 17, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123008062/brhc10048527_424b2.htm
Product Prospectus Supplement ERN-ETF-1 dated March 3, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122007839/brhc10034774_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.